EXHIBIT 99

Media Inquiries:	Investor Inquiries:
Gary Ross	Cindy Klimstra
Manager, Corporate PR	Director, Investor Relations
847-371-5048	847-968-0268
garyross@cdw.com	cklimstra@cdw.com

STEPHAN A. JAMES ELECTED TO CDW BOARD OF DIRECTORS

VERNON HILLS, Ill. – November 10, 2004 – CDW Corporation (NASDAQ: CDWC), a leading provider of technology products and services to business, government, and education, announced today that Stephan A. James was elected to the company’s Board of Directors effective today, November 10, 2004.

James’s election brings the number of directors on the CDW Board to ten, nine of whom, including James, are independent directors. James will serve on the Board’s Compensation and Stock Option Committee.

“Steve’s experience in leading Accenture through a period of tremendous expansion will be valuable to CDW as we seek continued growth,” said John A. Edwardson, chairman and chief executive officer, CDW. “He is an expert in helping large companies use technology to enhance customer service while improving their own productivity and efficiency – all of which are important to CDW and the value we provide to our customers.”

James currently holds the advisory position of International Chairman at Accenture, a global management consulting, technology services, and outsourcing company. He retired from Accenture in August of 2004 after 36 years with the company. Most recently, James served as Chief Operating Officer – Capabilities, and a member of the Office of the CEO. He led Accenture’s Business Consulting and Technology & Outsourcing capability groups, business operations, geographic operations, marketing and communications, and quality. James also was responsible for operational excellence for the entire company.

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Prior to being named COO in 2000, James was managing partner of two of Accenture’s operating groups: Resources, where he led the firm’s business focused on the energy, chemicals, and utilities industries, and Financial Services, where he was responsible for all business in the banks, insurance and health care industries. He joined Accenture in 1968 and was named partner of the firm in 1979.

James holds a degree in Business Administration with a focus on industrial management and labor relations from the University of Texas. He is a member of the University of Texas McCombs School of Business Advisory Board.

About CDW

CDW® (NASDAQ: CDWC), ranked No. 376 on the FORTUNE 500, is a leading provider of technology products and services for business, government and education. CDW is a principal source of technology from top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.

CDW was founded in 1984 today employs approximately 3,700 coworkers. In 2003, the company generated net sales of approximately $4.7 billion. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com Web site, customized CDW@workTM extranets, CDWG.com Web site and macwarehouse.com Web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff.

Additional information can be found by visiting CDW.com.

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